Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 20, 2006 accompanying the combined financial statements of Atlas America E & P Operations as of December 31, 2005, September 30, 2005 and 2004 and for each of the three years in the period ended September 30, 2005 and for the three month period ended December 31, 2005 and our report dated July 14, 2006 accompanying the balance sheet of Atlas Energy Resources, LLC as of July 14, 2006 contained in the prospectus filed pursuant to Rule 424(b) on December 13, 2006 for Atlas Energy Resources, LLC. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Atlas Energy Resources, LLC on Form S-8.

/s/ GRANT THORNTON LLP

Cleveland, Ohio

January 16, 2007